Exhibit 99.1

Contact:

Investors & Financial Media:

Mitch Gellman

(949) 260-8328

ir@simpletech.com

SimpleTech Announces First Quarter 2006 Results

Company Expects a 150% Increase in EPS and a 200 Basis Point Expansion in

Gross Profit Margin for Second Quarter 2006; OEM Flash Revenue and Company

Order Backlog Increased by 54% in First Quarter 2006

SANTA ANA, Calif., May 15, 2006 — SimpleTech, Inc. (Nasdaq: STEC), a designer, developer, manufacturer and marketer of custom and open-standard memory solutions based on Flash memory and DRAM technologies, and external storage solutions, today announced its financial results for the first quarter ended March 31, 2006.

Revenue for the first quarter of 2006 was $65.5 million, an increase of 3% from $63.3 million for the fourth quarter of 2005 and an increase of 7% from $61.2 million for the first quarter of 2005. Gross profit margin was 19.3% for the first quarter of 2006, compared to 18.1% for the fourth quarter of 2005 and 17.9% for the first quarter of 2005. Gross profit margin for the first quarter of 2006 was impacted positively by a product mix shift toward higher-margin OEM Flash products. Diluted earnings per share was $0.02 for each of the first quarter of 2006, the fourth quarter of 2005 and the first quarter of 2005.

Order backlog was $19.9 million on March 31, 2006, compared to $12.9 million on December 31, 2005 and $14.0 million on March 31, 2005.

Business Segments

OEM Division

Revenue from OEM Division customers comprised 62% of total revenue for the first quarter of 2006, compared to 48% of total revenue for the fourth quarter of 2005 and 44% of total revenue for the first quarter of 2005. OEM Division revenue was $40.4 million for the first quarter of 2006, an increase of 32% from $30.5 million for the fourth quarter of 2005 and an increase of 50% from $26.9 million for the first quarter of 2005. The company continues to expand its custom design capabilities of Flash products for OEM applications and invest significantly in industrial-grade controller technology. In January 2006, the company acquired substantially all of the assets of a division of Integrated Circuit Solution Inc., a Taiwanese company, and added a team of engineers in Taiwan specializing in Flash controller design. We believe that our continued investment in this area will positively impact the future growth of our OEM Flash revenues.

Consumer Division

Revenue from Consumer Division customers comprised 38% of total revenue for the first quarter of 2006, compared to 52% of total revenue for the fourth quarter of 2005 and 56% of total revenue for the first quarter of 2005. Consumer Division revenue was $25.1 million for the first quarter of 2006, a decrease of 23% from $32.8 million for the fourth of 2005 and a decrease of 27% from $34.3 million for the first quarter of 2005. Fourth quarter of 2005 Consumer Division revenue included initial stocking orders related to the launch of our external storage solutions into three major U.S. retailers. First quarter of 2006 Consumer Division revenues were negatively impacted by seasonality and the absence of any major retail product launches; however, we expect to launch our external storage, Flash memory and DRAM solutions into at least three new major U.S. retailers in the second and third quarters of 2006. We recently began initial shipments of our Pininfarina-designed USB external storage products and have been pleased with the reception this product has so far received from our retailers. In addition, we expect several of our major retail customers to expand their offering of SimpleTech products in the next few quarters.

Business Outlook

“I am very pleased with our results for the first quarter of 2006 and excited about our growth opportunities for the remainder of this year,” said Manouch Moshayedi, chairman and chief executive officer of SimpleTech, Inc.

“First, we achieved significant growth in our OEM Flash revenue and backlog in the first quarter of 2006, including orders from new customers in the telecom, military and casino-gaming industries. The growth of our OEM Flash business – our highest-margin category of business – in 2005 and the first quarter of 2006 positively impacted our gross margin in those periods, and we expect our gross margin to improve in the second quarter of 2006. We are also pleased that the growth we achieved in 2005 in our Consumer external storage products continues as we expect to ship initial stocking orders of Consumer external storage products to two new major U.S. retailers in the second and third quarters of 2006.

Next, we generated revenue and earnings momentum towards the end of the first quarter of 2006, and we believe this momentum is continuing as we begin the second quarter of 2006. Additionally, our order backlog, driven by increasing demand for our OEM Flash solutions and Consumer external storage products, jumped by 54% in the first quarter of 2006, which we believe is another positive indicator of our momentum going into the second quarter of 2006.

As a result of these factors and achievements, we currently expect our revenue for the second quarter of 2006 to range from $67 million to $70 million, our gross profit margin to exceed 21% and our diluted earnings per share to be approximately $0.05.

Conference Call

SimpleTech, Inc. will hold an open conference call to discuss results for the first quarter of 2006. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International).

Webcast

This call is being webcast. The webcast can be accessed by clicking on “Investors” at the bottom of the home page at www.simpletech.com. The webcast will be archived and available for replay beginning approximately two hours after the live call concludes.

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc. designs, develops, manufactures and markets custom and open-standard memory solutions based on Flash memory and DRAM technologies, and external storage solutions. Headquartered in Santa Ana, California, the company specializes in developing high-density DRAM memory modules and high-speed, high-capacity solid-state Flash drives and memory cards used in sensitive and highly-volatile environments. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click “Investors” and then Email Alert.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning our continued expansion of our custom design capabilities of Flash products for OEM applications and investment in industrial-grade controller technology, our belief that such continued investment will positively impact the future growth of OEM Flash revenues, our expected launch of products into new major U.S. retailers and expansion of product offerings by other major retail customers, our excitement about our growth opportunities for the remainder of 2006, our expected improvement in gross margins in the second quarter of 2006, continuing revenue and earnings momentum into the second quarter of 2006, increasing order backlog as an indicator of momentum into the second quarter of 2006 and revenue, gross profit margin and diluted earnings per share guidance for the second quarter of 2006. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: changes in demand from certain customer segments, the cost of raw materials may fluctuate widely in the future, delays in the qualification process of our products with customers, our backlog may not result in future revenue, slower than expected expansion of our international business, the impact of the implementation of new accounting rules related to the expensing of stock options, we may not realize the anticipated benefits of our recent acquisition of Memtech SSD, Corp., excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit, DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation, effects of seasonality, interruptions or delays at the semiconductor manufacturing facilities that supply products to us, higher than expected operating expenses, new and changing technologies limiting the applications of our products, our inability to become more competitive in new and existing markets, our inability to maintain and increase market share, difficulty competing in sectors characterized by aggressive pricing and low margins, higher than anticipated product returns, inventory write-downs, price protection and rebate charges, new customer and supplier relationships may not be implemented successfully, higher than anticipated capital equipment expenditures, adverse global economic and geo-political conditions, including acts of terror, business interruption due to earthquakes, hurricanes, pandemics, power outages or other natural disasters, and potential impact of high energy prices and other global events outside of our control which could adversely impact consumer confidence and hence reduce demand for our products. The information contained in this press release is a statement of SimpleTech’s present intention, belief or expectation. SimpleTech may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in SimpleTech’s assumptions or otherwise. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2006	December 31, 2005
ASSETS:
Current Assets:
Cash, cash equivalents and marketable securities	$62,078	$60,006
Accounts receivable, net of allowances of $1,770 at March 31, 2006 and $878 at December 31, 2005	42,371	38,630
Inventory, net	33,596	37,108
Deferred income taxes	1,595	1,410
Other current assets	2,957	3,825

Total current assets	142,597	140,979
Furniture, fixtures and equipment, net	9,402	8,231
Intangible assets	975	1,036
Goodwill	1,682	733
Other long-term assets	1,803	1,647
Deferred income taxes	2,568	2,515

Total assets	$159,027	$155,141

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$22,471	$20,564
Accrued and other liabilities	7,290	7,195

Total liabilities	29,761	27,759
Shareholders’ Equity:
Common stock	45	45
Additional paid-in capital	112,419	111,576
Retained earnings	16,802	15,761

Total shareholders’ equity	129,266	127,382

Total liabilities and shareholders’ equity	$159,027	$155,141

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Net revenues	$65,491	$61,247
Cost of revenues	52,819	50,264

Gross profit	12,672	10,983

Operating expenses:
Sales and marketing	5,886	5,380
General and administrative	3,643	3,078
Research and development	2,048	1,287

Total operating expenses	11,577	9,745

Operating income	1,095	1,238
Interest and other income	475	435

Income before provision for income taxes	1,570	1,673
Provision for income taxes	529	637

Net income	$1,041	$1,036

Net income per share:
Basic	$0.02	$0.02

Diluted	$0.02	$0.02

Shares used in computation of net income per share:
Basic	45,149	46,599

Diluted	46,207	48,044